EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Mistras Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Calculation of Registration Fee

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value	Rule 457(c) and Rule 457 (h)	1,800,000 shares (1)	$8.29	$14,922,000.00	0.00014760	$2,202.49
Total Offering amounts					$14,922,000.00		$2,202.49
Total Fee Offsets							$0
Net Fee Due							$2,202.49

(1)
This registration statement registers an aggregate of 1,800,000 shares of common stock, par value $.01 per share, of Mistras Group, Inc. (“Common Stock”) reserved and available for issuance under the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”), which includes 500,000 shares to allow for the recycling of shares back into the Plan in connection with share withholding or expirations, cancellations, forfeitures, or similar events with respect to Plan awards. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of any stock splits, stock dividends or other similar transactions

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based upon the average of the high and low sales price of a share of Common Stock as reported by the New York Stock Exchange on May 16, 2024.